Ex. No. 99.(a)(16)

HARDING, LOEVNER FUNDS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Harding, Loevner Funds, Inc., a Maryland corporation (the “Corporation’’), is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every 2.135356 shares of the International Equity Portfolio – Institutional Class Z Sub~Class of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.002135356 par value per share, of such sub-class (the “International Equity Portfolio Class Z Shares”).

SECOND: The charter of the Corporation is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time, every 3.933146 shares of the Global Equity Portfolio – Institutional Class Z Sub-Class of Common Stock that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.003933146 par value per share, of such sub-class (the “Global Equity Portfolio Class Z Shares”).

THIRD: The charter of the Corporation is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time, every 1.758429 shares of the Institutional Emerging Markets Portfolio – Class II Sub-Class of Common Stock that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.001758429 par value per share, of such sub-class (the “Class IT Shares” and, together with the International Equity Portfolio Class Z Shares and the Global Equity Portfolio Class Z Shares, the “Reverse Split Shares”).

FOURTH: The amendments to the charter of the Corporation as set forth in Articles FIRST, SECOND and THIRD above have been duly approved by a. majority of the Board of Directors of Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

FIFTH: The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the Reverse Split Shares issued and outstanding immediately after the Reverse Stock Split Effective Time to $0.001 per share.

SIXTH: The amendment to the charter of the Corporation as set forth in Article FOURTH above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article FIFTH above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

SEVENTH: These Articles of Amendment shall become effective at 9:00 a.m. on 1 December 2017 (the “Reverse Stock Split Effective Time”).

EIGHTH: The amendments to the charter of the Corporation as set forth above do not increase the authorized stock of the Corporation.

NINTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Assistant Secretary on this 1st day of December, 2017.

ATTEST:	HARDING, LOEVNER FUNDS, INC.

	By:	(SEAL)
Brian Simon, Assistant Secretary		Richard Reiter, President